SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              Amendment No. 1
                                FORM 11-K/A


          [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

               For the fiscal year ended December 31, 1999


                                   OR


         [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                    Commission file number 333-68155


	A.	Full title of the plan and the address of the plan, if
different from that of the issuer named below:

		PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees
		2100 SW River Parkway
		Portland, OR 97201


	B.	Name of issuer of the securities held pursuant to the Plan
and the address of its principal executive office:

          PG&E Corporation
		One Market, Spear Tower
		Suite 2400
		San Francisco, CA  94105


	This Annual Report on Form 11-K for the PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees is being amended to refile as an exhibit the consent of Mah &
Associates LLP, independent accountants, as Exhibit 2 to this Annual
Report.








                              SIGNATURES

	The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this amendment to the annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 PG&E GAS TRANSMISSION, NORTHWEST
                                 CORPORATION SAVINGS FUND PLAN
                                 FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                                      BRUCE R. WORTHINGTON
Date:     September 25, 2000     By:--------------------------
                                      Bruce R. Worthington, Chair
                                      Employee Benefit Committee